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                                                                     EXHIBIT 4.2

                                                                  Execution Copy

                                  June 23, 2004

Northrop Grumman Space & Mission Systems Corp.
1840 Century Park East
Los Angeles, California 90067
Attn: Vice President and General Counsel

To whom it may concern:

            We refer to the Seller Subordinated Note dated as February 28, 2003 (the "Original Seller Note") issued to Richmond TASSI Inc. (f/k/a TRW Automotive Safety Systems Inc.) by TRW Automotive Intermediate Holdings Corp. (the "Company"), which Original Seller Note was transferred to Northrop Grumman Space and Mission Systems Corp. ("NGS" or the "Holder") pursuant to a consent dated December 22, 2003 among Richmond TASSI Inc., NGS and the Company. Capitalized terms used herein and not otherwise defined are used herein as defined therein. This letter shall confirm our understanding and agreement with respect to certain amendments to the Original Seller Note and certain other matters in connection therewith.

            1. Amendment to Note

            The Original Seller Note shall be cancelled and replaced by an amended and restated version thereof in the form set forth in Exhibit A hereto (the "Amended and Restated Seller Note"). The Holder acknowledges and agrees that the financial statements referred to in Section 4.3 of the Amended and Restated Note shall not be required to be prepared in compliance with the rules and regulations of the U.S. Securities and Exchange Commission.

            2. Management Support

            In connection with efforts by the Holder to assign all or any portion of the Amended and Restated Seller Note in accordance with Section 10.1 thereof and in compliance with applicable exemptions under the Securities Act of 1933, as amended, and any applicable state securities laws, the Company hereby agrees that it will arrange for reasonable senior management assistance with a limited number of investor conference calls and calls with rating agencies in connection with the initial marketing of the Amended and Restated Seller Note over a period of three months commencing on the date of a written request to the Company for such assistance (the "Request Date"); provided that, if the Request Date occurs on or after the date which is six months after the date hereof, the Company's obligation to arrange for such assistance shall be subject to there not being at such time any plans or arrangements by the Company or any of its affiliates to market or sell any securities the marketing or sale of which could be adversely affected by the assignment of the Amended and Restated Seller Note at such time, in which event the Company's obligations hereunder shall be suspended until the marketing and sale of such other securities is completed or abandoned.

            The Holder agrees to reimburse the Company promptly upon request for all of the Company's out-of-pocket fees and expenses associated with the support being rendered by the Company and its affiliates and their respective directors, officers or employees pursuant to this letter agreement.

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            3. Financial Statement Fee

            The Company agrees to provide the Holder with an unaudited balance sheet and income statement for the Company as of and for the fiscal year ended December 31, 2003, in each case without footnote disclosures, as soon as reasonably practical. In consideration for the Company's commitment to furnish the financial statements set forth in Section 4.3(a) of the Amended and Restated Seller Note, the Holder hereby agrees to pay to the Company a fee of $1 million by wire transfer within ten business days of the date on which Holder requests the Company to commence preparation of the financial statements; provided, however, that, in the event that the Amended and Restated Seller Note is redeemed in full prior to the stated maturity thereof, the Company shall reimburse NGS an amount, if any, equal to $1 million multiplied by the remainder of (x) one minus (y) the fraction whose numerator is the year in which such redemption occurs minus the year in which Seller's request to commence preparation of financial statements and whose denominator is fourteen.

            This letter agreement may not be assigned by operation of law or otherwise without the express prior written consent of the other party hereto. This letter agreement may not be amended or modified except by an instrument in writing signed by each of the parties to this letter agreement.

            This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, United States of America, in any suit or proceeding based on or arising under this letter agreement, and irrevocably agree that any and all claims in respect of such suit or proceeding shall be brought or otherwise commenced in and may be determined in any such court. To the fullest extent permitted by applicable laws and subject to the preceding sentence, each party hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each such court in connection with any such legal proceeding; (ii) irrevocably consents to service of process in any such proceeding in any manner permitted by New York law and agrees that service of process by registered or certified mail, return receipt requested, at its address herein is reasonably calculated to give actual notice; (iii) irrevocably agrees that each federal and state court located in any federal or state court in the Borough of Manhattan, New York, New York, shall be deemed to be a convenient forum; and (iv) irrevocably waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such legal proceeding commenced in any federal or state court in the Borough of Manhattan, New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in any such court.

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            In order to confirm our mutual agreement as set forth in this letter agreement, please sign this letter agreement in the space provided below and return it to us, whereupon it shall constitute our binding agreement with respect to the subject matter hereof. This letter agreement may be executed in counterparts.

                                        Very truly yours,

                                        TRW AUTOMOTIVE INTERMEDIATE
                                        HOLDINGS CORP.

                                        By: /s/ David L. Bialosky
                                            ------------------------------------
                                            Name: David L. Bialosky
                                            Title: Secretary

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Accepted and agreed as of the
date hereof:

RICHMOND TASSI INC.

By: /s/ James L. Sanford
    -----------------------------------
    Name: James L. Sanford
    Title: Treasurer

NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.

By: /s/ James L. Sanford
    -----------------------------------
    Name: James L. Sanford
    Title: Treasurer